Exhibit 99.2

FINANCIAL STATEMENTS AND
 REPORT OF INDEPENDENT CERTIFIED
 PUBLIC ACCOUNTANTS

RIDGEWOOD RHODE ISLAND GENERATION LLC

December 31, 2005

C O N T E N T S

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Members
Ridgewood Rhode Island Generation LLC

We have audited the accompanying balance sheet of Ridgewood Rhode Island Generation LLC (a Delaware limited liability company) as of December 31, 2005 and the related statements of operations and changes in members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridgewood Rhode Island Generation LLC. as of December 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Edison, New Jersey
October 4, 2007

Ridgewood Rhode Island Generation LLC
BALANCE SHEET
December 31,
(in thousands)

2005

ASSETS
Current assets:
Cash	$460
Accounts receivable	793
Due from affiliates	50
Other current assets	94
Total current assets	1,397
Plant and equipment, net	8,885

Total assets	$10,282

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$296
Capital lease obligations - current	331
Due to affiliates	440
Total current liabilities	1,067
Capital lease obligations - noncurrent portion	1,117
Total liabilities	2,184

Commitments and contingencies

Members' equity	8,098

Total liabilities and members' equity	$10,282

The accompanying notes are an integral part of these statements.

Ridgewood Rhode Island Generation LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY
Year Ended December 31,
(in thousands)

2005

Power generation revenue	$2,505
Renewable attribute revenue	1,314
Total revenues	3,819

Cost of revenues	2,454

Gross profit	1,365

Operating expense (income)
General and administrative expense	16
Other operating income	(259)
Total operating income, net	(243)

Income from operations	1,608

Interest expense	22
Net income	1,586
Members' equity, beginning	(155)
Capital contributions	6,667
Members' equity, ending	$8,098

The accompanying notes are an integral part of these statements.

Ridgewood Rhode Island Generation LLC
STATEMENT OF CASH FLOWS
Year Ended December 31,
(in thousands)

2005

Cash flows from operating activities:
Net income	$1,586
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation	346
Changes in assets and liabilities:
Accounts receivable	(661)
Other current assets	(44)
Accounts payable and accrued expense	(154)
Due to affiliates	(1,400)
Total adjustments	(1,913)

Net cash used in operating activities	(327)

Cash flows from investing activities:
Capital expenditures	(4,828)

Cash flows from financing activities:
Repayments of capital lease obligations	(52)
Capital contribution	5,667
Net cash provided by financing activities	5,615

Net increase in cash and cash equivalents	460
Cash, beginning of year	-
Cash, end of year	$460

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$22

Supplemental disclosure of noncash financing activities:
Contribution of equipment	$1,000
Equipment acquired under nonaffiliated capital lease	1,500

The accompanying notes are an integral part of these statements.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE A - DESCRIPTION OF BUSINESS

In December 2002, Ridgewood Rhode Island Generation LLC (“Company”) was formed as a Delaware limited liability company to utilize the surplus methane-containing landfill gas produced by the landfill at Johnston, Rhode Island (the “Landfill”).  As of January 1, 2005, Ridgewood Power B Fund/Providence Expansion (“B Fund”) and Ridgewood Olinda, LLC (“Ridgewood Olinda”), a wholly owned subsidiary of Ridgewood Electric Power Trust I (“Trust I”), owned 85% and 15% of the Company, respectively.  Ridgewood Renewable Power LLC (“RRP”) is the Managing Shareholder of both the B Fund and Trust I. Prior to 2005, the Company entered into an operating lease agreement with Ridgewood Olinda, whereby, the Company would pay 15% of net operating cash flow to Ridgewood Olinda. Effective January 1, 2005, Ridgewood Olinda exchanged the equipment underlying the operating lease for its 15% interest in the Company.

The Company’s project is an 8.5 Megawatts (“MW”) facility on two compounds made up of six reciprocating engine/generator sets (“gensets”).  Initially, two gensets with a total capacity of 2.5MW were leased by Ridgewood Olinda to the Company, which began generating electricity in 2004. In October 2005, the project commissioned four additional gensets on a separate compound, bringing the total generating capacity of the Company to 8.5MW.

Landfill gas is supplied to the Company from a portion of the Landfill by the Rhode Island Resource Recovery Corporation (“RIRRC”), the owner and operator of the Landfill, under the terms of a long-term landfill gas delivery agreement between the Company and RIRRC.  The Company pays a royalty to RIRRC, the amount of which is based on the net revenue and net profit of the Company and on the quantity of gas used by the Company.

The Company sells its output in the spot or day-ahead wholesale electricity market and the output from the plant is qualified for renewable energy incentives in Massachusetts and Connecticut.  A portion of these incentives are eligible to be sold to a power marketer under an agreement that continues through 2009.

Trust I, along with the B Fund, is evaluating expansion activities at the Company. If such expansion were to occur, the members may make additional investments into the Company.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1)       Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including bad debts, recoverable value of plant and equipment and recordable liabilities for litigation and other contingencies. The Company bases its estimates on historical experience, current and expected conditions and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

2)       Cash

Cash balances with banks as of December 31, 2005, exceeded insured limits by $360.

3)       Accounts Receivable

Accounts receivable are recorded at invoice price in the period in which the related revenues are earned and do not bear interest. No allowance for bad debt expense was provided based upon historical write-off experience, evaluation of customer credit condition and the general economic status of the customer.

4)       Revenue Recognition

Power generation revenue is recorded in the month of delivery, based on the estimated volumes sold to customers at rates stipulated in the electricity sales agreement. Adjustments are made to reflect actual volumes delivered when the actual volumetric information subsequently becomes available. Final billings do not vary significantly from estimates.

Renewable attribute revenue is derived from the sale of the renewable portfolio standard attributes (“RPS Attributes”). As discussed in Note F, qualified renewable electric generation facilities produce RPS Attributes when they generate electricity. Renewable attribute revenue is recorded in the month the attributes are produced as the Company has substantially completed its obligations for entitled benefits, represented by the underlying generation of power within specific environmental requirements.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE B (continued)

5)       Plant and Equipment

Plant and equipment, consisting principally of electrical generating equipment, is stated at cost less accumulated depreciation.  Major renewals and betterments that increase the useful lives of the assets are capitalized.  Repair and maintenance expenditures are expensed as incurred.  Upon retirement or disposal of assets, the cost and the related accumulated depreciation are removed from the balance sheets.  The difference, if any, between the net asset value and any proceeds from such retirement of disposal is recorded as a gain or loss in the statement of operations.

The Company uses the straight-line method of depreciation over the estimated useful life of plant and equipment which ranges from 5 to 20 years.

6)       Significant Customers

During 2005, the Company’s two largest customers accounted for 66% and 34% of total revenues.

7)       Income Taxes

No provision is made for income taxes in the accompanying financial statements as the income or loss of the Company is passed through and included in the income tax returns of the members.

8)       Fair value of financial instruments

At December 31, 2005, the carrying value of the Company’s cash, accounts receivables, account payable and accrued expenses and capital lease obligations approximates their fair value.

9)       Recent Accounting Pronouncements

FIN 45

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No.  45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others.”  FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002.  The Company adopted FIN 45 during the fourth quarter of 2002 with no material impact to the financial statements.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE B (continued)

SFAS No.  154

In May 2005, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.”  SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.”  This statement changes the requirements for the accounting for, and reporting of, a change in accounting principle and applies to all voluntary changes in accounting principle, as well as changes pursuant to accounting pronouncements that do not include transition rules.  Under SFAS No. 154, changes in accounting principle must be applied retrospectively to prior periods’ financial statements, or the earliest practicable date, as the required method for reporting a change in accounting principle.  The Company adopted SFAS No. 154 effective December 15, 2005, with no material impact on the financial statements.

NOTE C –PLANT AND EQUIPMENT

At December 31, 2005, plant and equipment at cost and accumulated depreciation were:

2005

Plant and equipment	$9,267
Less: Accumulated depreciation	(382)
$8,885

During the year ended December 31, 2005, the Company recorded depreciation expense of $346, which is included in cost of revenues.

NOTE D – CAPITAL LEASE OBLIGATIONS

In 2005, the Company entered into a long-term capital lease agreement for three electric generators.  Under the terms of the purchase and lease agreement, the vendor guaranteed minimum levels of output and is liable for liquidated damages equal to lost profits up to certain limits of which there were none during 2005 and 2006.  The guarantee applies to the first three years of operation of the gensets and is extended month-by-month if the gensets fail to achieve certain levels of performance.  The terms of the agreement include $1,500 of capital lease obligations payable over 48 months bearing interest at the rate of 9% per annum.  The capital lease agreement commenced on November 1, 2005 and continuous through October 2009 and is payable in monthly installments of $37, including interest. Title is transferable to the Company after certain payments are achieved through the lease agreement.  At December 31, 2005, the outstanding principal balance was $1,448.  At December 31, 2005, the assets recorded under capital lease and the related accumulated depreciation were $1,500 and $50, respectively.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE D (continued)

Following is a summary of capital lease obligations at December 31, 2005:

2005

Gross payments	$1,717
Less imputed interest	269

Total capital lease obligation	1,448
Less current maturity	331

Capital lease obligation - noncurrent portion	$1,117

Remaining scheduled repayments of capital lease obligations at December 31, 2005 are as follows:

2006	$331
2007	362
2008	396
2009	359
$1,448

At the time the Company entered into the equipment purchase and lease agreement it also entered into an operations and maintenance (“O&M”) arrangement with the manufacturer of the gensets under which the manufacturer agreed to provide regular maintenance for the gensets in exchange for a formula-based fee tied to the operating time or output of the gensets.  Under the terms of the maintenance arrangement, the manufacturer agreed to provide parts and labor costs (other than fuel, oil and coolants) for scheduled routine maintenance and scheduled major maintenance.  The maintenance arrangement also provides for the manufacturer to perform, on the same basis, all emergency and unscheduled repairs.  The O&M expenses for the year ended December 31, 2005 was $118, which is included in cost of revenues.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE E – LANDFILL LEASE

On August 1, 2003, the Company entered into the Site Lease and Landfill Gas Delivery Agreement (the “Lease”) with RIRRC for the purpose of establishing the right of the Company to occupy sites for development of the projects of the Company and to provide for the landfill gas fuel necessary to operate the projects.  Under the terms of the Lease, RIRRC will deliver to the Company’s projects such landfill gas as is available and that the Company wishes to take from certain designated portions of the landfill as well as any expansions either planned or in existence as of the date of the Lease.  The projects of the Company may occupy the site and take delivery of landfill gas fuel for as long as the projects are able to generate electricity from such gas.

In exchange for these benefits, the Company pays a royalty to RIRRC equal to 15% of revenues after the deduction of certain expenses plus an amount equal to $0.00186/kWh (as of 2003 and escalating with CPI) plus an amount equal to 10% of the net profits generated by the Company in excess of a threshold profit level.  The portion of the payment based on net profit is only to be made after the Company has received a minimum return on its investment in the projects.   For the year ended December 31, 2005, royalty expense relating to the RIRRC lease was $405, which is included in cost of revenues.

NOTE F – RENEWABLE ATTRIBUTE REVENUE

In 1997, Massachusetts enacted the Electric Restructuring Act of 1997 (the “Restructuring Act”).  Among other things, the Restructuring Act requires that all retail electricity suppliers in Massachusetts (i.e., those entities supplying electric energy to retail end-use customers in Massachusetts) purchase a minimum percentage of their electricity supplies from qualified new renewable generation units powered by one of several renewable fuels, such as solar, biomass or landfill gas.  Beginning in 2003, each such retail supplier must obtain at least one (1%) percent of its supply from qualified new renewable generation units.  Each year thereafter, the requirement increases one-half of one percentage point until 2009, when the requirement equals four (4%) percent of each retail supplier’s sales in that year.  Subsequent to 2009, the increase in the percentage requirement will be determined and set by the Massachusetts Division of Energy Resources (“DOER”).

On January 17, 2003, the Company received a “Statement of Qualification” from the DOER pursuant to the renewable portfolio standards (“RPS”) adopted by Massachusetts.  Since the Company has now become qualified, it is able to sell to retail electric suppliers the RPS Attributes associated with its electrical energy.  Retail electric suppliers need to purchase RPS Attributes associated with renewable energy and not necessarily the energy itself.  Thus, electrical energy and RPS Attributes are separable products and need not be sold or purchased as a bundled product.  Retail electric suppliers in Massachusetts will then use the purchase of such RPS Attributes to demonstrate compliance with the Restructuring Act and RPS Regulations.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE F (continued)

During 2004, the Company became qualified to sell RPS Attributes in Connecticut under a similar RPS program. However, since 2004, the Company did not sell RPS Attributes in Connecticut.

NOTE G – ROYALTY EXPENSE

On August 1, 2003, the Company entered into an environmental attribute agreement with RIRRC. Pursuant to the terms of the agreement, the Company is required to pay a 15% net revenue royalty to RIRRC from revenue derived from the sale of Environmental Attributes (as defined therein) which are the only direct costs of the renewable attribute revenue.  With respect to revenue derived from certain Environmental Attributes, an additional 15% net revenue royalty is to be paid to Ridgewood Gas Services LLC (“RGS”) for the purpose of funding costs associated with operating and maintaining the landfill gas collection system on the Landfill.  RGS is an affiliate of the Company that operates the landfill gas collection system at the Landfill under contract with RIRRC on an at-cost basis.  The obligations of the Company under the environmental attribute agreement are agreed to continue for as long as the projects of the Company continue to operate at the Landfill. During the year ended December 31, 2005, the Company recognized royalty expense of $189, related to this agreement, which is included in cost of revenues.

NOTE H – RELATED PARTY TRANSACTIONS

Under an Operating Agreement with the Trusts, Ridgewood Power Management LLC (“Ridgewood Management”), an entity related to the Managing Shareholder of the Trusts through common ownership, provides management, purchasing, engineering, planning and administrative services to the Company.  Ridgewood Management charges the Company at its cost for these services and for the allocable amount of certain overhead items.  Allocations of costs are on the basis of identifiable direct costs, time records or in proportion to amounts invested in projects managed by Ridgewood Management.  During the year ended December 31, 2005, Ridgewood Management charged the Company $175, for overhead items allocated in proportion to the amount invested in projects managed, which is included in cost of revenues in the statement of operations.  Ridgewood Management also charged the Company for all of the remaining direct operating and non-operating expenses attributable to the activities of the Company incurred during the periods. These charges may not be indicative of costs incurred if the Company were not operated by Ridgewood Management.

Ridgewood Rhode Island Generation LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2005
(dollar amounts in thousands)

NOTE H (continued)

In January 2005, Ridgewood Olinda contributed $1,000 of gensets to the Company in exchange for a 15% ownership in the Company.

In 2005, the B Fund contributed $5,667 in capital to the Company.

The Company records noninterest-bearing advances due from and due to other affiliates in the ordinary course of business.  At December 31, 2005, the Company had outstanding payables and receivables, with the following affiliates:

	Due from	Due to
Ridgewood Management	$-	$20
B Fund	-	420
Trust IV	25	-
Trust V	25	-
	$50	$440

NOTE I – OTHER INCOME

During the second quarter of 2005, the Company settled litigation with Stewart & Stevenson arising from the performance of the gensets received from Ridgewood Olinda.  At the time of the transfer of the gensets from Ridgewood Olinda, the Company agreed to take on all of the elements of ownership including the burdens and benefits of the Stewart & Stevenson litigation including proceeds from a settlement.  In May 2005, the Company recorded $250 of other operating income as a result of the settlement.

NOTE J– COMMITMENTS AND CONTINGENCIES

The Company and several of its affiliates have an agreement with a power marketer for which they are committed to sell a portion of their RPS Attributes derived from their electric generation.  The agreement provides such power marketer with six separate annual options to purchase such RPS Attributes from 2004 through 2009 at fixed prices, as defined.  If the Company and its affiliates fail to supply the required number of RPS Attributes, penalties may be imposed.  In accordance with the terms of the agreement, if the power marketer elects to exercise an annual option and the Company and its affiliates produce no renewable attributes for such option year, the Company and its affiliates face a maximum penalty, which is adjusted annually for the change in the consumer price index, among other things, of approximately $3,300, measured using current factors, for that option year and any other year in which an option has been exercised and no renewable attributes have been produced.  Pursuant to the agreement, the Company would be liable for 22% of the total penalty.  In the fourth quarters of 2006 and 2005, the power marketer notified the Company and its affiliates that it has elected to purchase the output for 2007 and 2006, respectively, as specified in the agreement.  In 2006 and 2005, the Company satisfied and delivered RPS Attributes as prescribed in the agreements and therefore no penalties were incurred.

As part of the RPS Attribute agreements the Company and its affiliates has assigned and pledged its receivables derived from a portion of RPS Attribute revenue to the power marketer. In addition, the Company’s affiliates have deposited $3,000 with the power marketer as of December 31, 2005.